Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned Directors and or Officers of PEPSIAMERICAS, INC., a Delaware corporation (the "Company"), hereby constitute and appoint ROBERT C. POHLAD and G. MICHAEL DURKIN, JR., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2005, and any and all amendments thereto, and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set my hand and seal.

	Date		Date

/s/ ROBERT C. POHLAD Robert C. Pohlad	March 11, 2005	/s/ ARCHIE R. DYKES Archie R. Dykes	March 11, 2005
/s/ G. MICHAEL DURKIN, JR. G. Michael Durkin, Jr.	March 11, 2005	/s/ JAROBIN GILBERT, JR. Jarobin Gilbert, Jr.	March 11, 2005
/s/ HERBERT M. BAUM Herbert M. Baum	March 11, 2005	/s/ JAMES R. KACKLEY James R. Kackley	March 11, 2005
/s/ RICHARD G. CLINE Richard G. Cline	March 11, 2005	/s/ MATTHEW M. MCKENNA Matthew M. McKenna	March 11, 2005
/s/ PIERRE S. DU PONT Pierre S. du Pont	March 11, 2005	/s/ CYNTHIA SWANSON Cynthia Swanson	March 11, 2005